Exhibit 99.1

MINNEAPOLIS– March 14, 2012 – Medtronic, Inc. (NYSE:MDT) today announced a registered offering of $675 million of its 3.125% Senior Notes due 2022 and $400 million of its 4.50% Senior Notes due 2042 (collectively, the “Notes”).

Medtronic intends to use the net proceeds for working capital and general corporate purposes, which may include repayment of its indebtedness.

The Notes will be unsecured obligations of Medtronic and will rank equally with all of Medtronic’s existing and future unsubordinated unsecured debt and senior to all of Medtronic’s subordinated debt.

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any jurisdiction in which such offer, solicitation or sale would not be permitted. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Medtronic filed with the U.S. Securities and Exchange Commission utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Medtronic Inc. at 710 Medtronic Pkwy NE LC-480, Minneapolis, MN 55432, Attn: Investor Relations Department, (763) 505-2692.

About Medtronic

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, alleviating pain, restoring health and extending life for people with chronic disease.

This press release contains forward-looking statements regarding our intended use of proceeds and anticipated use of our shelf registration statement, which are subject to risks and uncertainties, such as our ability to market and sell the Notes, our continued eligibility to use the shelf registration statement, general economic conditions and other risks and uncertainties described in Medtronic’s filings with the Securities and Exchange Commission. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements.